Exhibit 99.2

INTERNATIONAL PAPER PLAZA

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper To Divest

143,000 Acres of Real Estate Properties

MEMPHIS, Tenn. – March 2, 2009 – International Paper (NYSE: IP) announced today that it plans to divest approximately 143,000 acres of properties located in the southeastern United States in a transaction with American Timberlands Fund I, LP (the “Partnership”).

The transaction value is approximately $275 million. International Paper will sell approximately 114,000 acres to the Partnership for $220 million in cash and will contribute 29,000 acres, with a value of $55 million, in exchange for a 20 percent interest in the Partnership.

The transaction value is subject to various adjustments at closing and is contingent upon the Partnership raising $220 million to finance the transaction. The transaction is expected to close in mid-June.

“This was an attractive opportunity, and we intend to use the proceeds received at closing to pay down debt,” said John Faraci, International Paper’s chairman and chief executive officer. “This is consistent with our commitment to strengthening our balance sheet and maintaining our financial flexibility.”

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs more than 61,500 people in more than 20 countries and serves customers worldwide. 2008 net sales were approximately $25 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

About American Timberlands Co.

American Timberlands Co. (Columbia, S.C.) is a vertically integrated land investment management firm organized for the purpose of identifying, creating and managing land investments composed of timberland with diverse value components. American Timberlands Fund I, LP, a Delaware limited partnership, is a real estate operating company established to provide a value-added land investment. The partnership’s assets will be managed with the assistance of American Timberlands Co. LLC , an affiliate of the General Partner. For more information about American Timberlands Company, visit www.americantimberlands.com.

This press release may contain forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the ability of the parties to successfully consummate the transaction contemplated by the sale agreement without a purchase price adjustment; (ii) the successful fulfillment (or waiver) of all conditions set forth in the sale agreements; (iii) the successful closing of the transaction within the estimated timeframes and (iv) changes in economic conditions which may cause us to use the proceeds for other purposes. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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Contacts:

Media, Kathleen Bark, 901-419-4333; Investors, Tom Cleves, 901-419-7566, or Emily Nix, 901-419-4987.